Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Monday, June 25, 2018

GRAY AND RAYCOM TO COMBINE IN A $3.6 BILLION TRANSACTION

Companies Will Form Third Largest Television Broadcast Group

Atlanta, Georgia and Montgomery, Alabama - Gray Television, Inc. (“Gray”) (NYSE: GTN and GTN.A) and Raycom Media, Inc. (“Raycom”), an employee-owned company, jointly announced today that they have entered into an agreement to combine their companies in a transformative transaction that will create the single largest owner of top-rated local television stations and digital assets in the country.

This transaction marks Gray’s transformation from a small, regional broadcaster into a leading media company with nationwide scale based on high-quality stations with exceptional talent in attractive markets. Gray and Raycom have highly complementary portfolios of television stations as well as highly complementary company cultures, award-winning journalistic commitments, and long histories of commitments to exceptional community service. Gray in particular is delighted to announce that, upon the closing, Raycom President and CEO, Pat LaPlatney, will become Gray’s President and Co-Chief Executive Officer. In addition, Mr. LaPlatney and Raycom’s former President and CEO, Paul McTear, both of whom are currently members of Raycom’s Board of Directors, will join Gray’s Board of Directors. At that time, Hilton Howell will become Executive Chairman and Co-Chief Executive Officer of Gray.

The transaction is subject to customary closing conditions and regulatory approvals. The parties expect to close the transaction in the fourth quarter of 2018.

Gray also announced today that, on July 1st, Bob Smith will become its Chief Operating Officer and Nick Waller will become its Chief Administrative Officer. Currently, Bob and Nick serve as Co-Chief Operating Officers. In his new role, Bob will oversee station operations and sales operations through the closing of the transaction. During that period, Nick will oversee human resources, information technology, traffic and CRM systems, capital projects, and performance benchmarking. Nick also will focus on the transition and integration of pending acquisitions.

As detailed below, Gray and Raycom will host a conference call for all stakeholders and other interested parties beginning at 9:00 a.m. Eastern today to discuss this transaction further. Additional information about the transaction can be obtained from Gray’s Current Report on Form 8-K being filed with the SEC in connection with the announcement of this transaction, including the investor presentation furnished therewith, which presentation will also be available on Gray’s website.

4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv

Combined Television Markets

A Compelling Combination

The combination will create a dynamic broadcaster with meaningful scale, significant operating leverage, and a compelling portfolio of high quality assets. In particular, the combined company will consist of the following broadcast assets, giving effect to all other pending acquisitions by both companies and prior to any divestitures:

•	142 full-power television stations serving 92 markets, the third largest portfolio of stations and markets in the country.

•	A high-quality station portfolio that reaches 24 percent of U.S. television households, ranging from large markets such as Tampa-Sarasota, Cleveland, and Charlotte, to some of the smallest markets like Ottumwa, Fairbanks, Presque Isle and North Platte.

•	62 television stations ranked first in all-day Nielsen ratings in their local markets, which is the highest number of top-ranked television stations owned by any broadcaster.

•	92 percent of markets with the #1 or the #2 Nielsen rated local television station.

•	Nearly 400 separate program streams including approximately 165 affiliates of ABC, NBC, CBS, and Fox, and over 100 affiliates of CW, MyNetwork, and MeTV.

In addition to high quality television stations, Gray will acquire several additional Raycom businesses that will result in a more diversified media company. These businesses include:

•	Raycom Sports, a marketing, production and events management and distribution company.

•	Tupelo Raycom, a sports and entertainment production company.

•	RTM Productions, an automotive programming production and marketing solutions company.

•	Broadview Media, a post-production/digital signage company.

Raycom has initiated processes to sell or spin off Community Newspaper Holdings, Inc. (“CNHI”), which owns community newspapers and information products including over 100 titles located in 23 states, as well as PureCars, a digital ad platform for the automotive industry. As a result, Gray will not acquire either CNHI or PureCars as part of this transaction.

Excluding CNHI and PureCars, the combined net revenue of both companies on a blended 2016/2017 basis would total approximately $2 billion.

Transaction Summary

Gray expects that the Raycom transaction will be substantially accretive on a free cash flow per share basis.

Under the terms of the merger agreement between the parties, Gray will acquire Raycom for $3.647 billion in total proceeds, consisting of $3.547 billion in enterprise value and $100 million of Raycom cash. The consideration will consist of $2.85 billion in cash, $650 million in a new series of preferred stock, and 11.5 million shares of Gray common stock.

Wells Fargo has underwritten the debt financing portion of the transaction in the amount of $2.525 billion. Gray’s existing Term Loan B and Senior Unsecured Notes will remain in place. Expected strong free cash flow generation through the closing of all pending transactions and throughout 2018 should allow Gray to deleverage its capital structure following the closing. Gray anticipates that, assuming a year-end 2018 closing, its total leverage ratio, net of all cash, would approximate 5.0 times trailing eight-quarter operating cash flow, including estimated synergies.

Including expected synergies and excluding CNHI and PureCars, the transaction purchase price represents a multiple of approximately 7.5 times a blended average of Raycom’s anticipated 2018/2019 operating cash flow and 7.8 times a blended average of Raycom’s anticipated 2017/2018 operating cash flow. This multiple includes approximately $80 million in identified contract, insourcing, and other efficiency synergies during the first full calendar year following the closing. The multiple also includes the anticipated net present value of the deferred tax asset resulting from Raycom’s net operating losses.

The transaction has been approved unanimously by the Boards of Directors of both Gray and Raycom. The transaction has also been approved by the requisite vote of the Raycom shareholders. No Gray shareholder vote will be required. Gray shareholders will retain 89 percent of the economic ownership of the Company following the closing.

Clear Regulatory Path to Prompt Closing

As noted, Gray and Raycom have highly complementary portfolios, and, as such, their combination should create only minimal regulatory issues. To facilitate prompt approvals and therefore the transaction closing, Gray has elected to divest television stations in each of the nine overlap markets rather than seek regulatory approvals of potentially permissive combinations in certain markets. Specifically, Gray intends to retain and divest stations in the overlap markets as follows:

Market (DMA Rank and Name)	Retained Full-Power Stations (November 2017 All-Day Rank)	Divested Full-Power Stations (November 2017 All-Day Rank)
61 Knoxville	Gray WVLT (#2 CBS)	Raycom WTNZ (#5 Fox)
78 Toledo	Gray WTVG (#2 ABC)	Raycom WTOL (#1 CBS)
86 Waco	Gray KWTX (#1 CBS)	Raycom KXXV (#3 ABC)
108 Tallahassee	Gray WCTV (#1 CBS)	Raycom WTXL (#2 ABC)
112 Augusta	Gray WRDW (#2 CBS)	Raycom WFXG (#3 Fox)
144 Odessa	Gray KOSA (#1 CBS)	Raycom KWES (#2 NBC)
151 Panama City	Gray WJHG (#1 ABC)	Raycom WPGX (#4 Fox)
154 Albany	Raycom WALB (#1 ABC)	Gray WSWG (#3 CBS)
173 Dothan	Gray WTVY (#1 CBS)	Raycom WDFX (#3 Fox)

Today, Wells Fargo Securities will begin a formal process to market the divestiture stations to qualified third parties. The divestitures may take the form of cash sales, swaps involving other television stations, or a combination of cash and swaps. Interested parties should contact Wells Fargo Securities directly and should not contact Gray or Raycom about the divestiture opportunities. The planned divestiture stations collectively represent less than 4 percent of the operating cash flow of the combined company (excluding CNHI and PureCars).

Based on the foregoing divestiture plan and the lack of other anticipated material regulatory concerns that might arise from the combination, the parties expect to close their transaction following receipt of regulatory and other approvals in the fourth quarter of 2018.

CEO Comments on Transformative Transaction

“Today we announce the transformation of Gray Television into a true leader in the broadcast television industry,” said Hilton H. Howell, Jr., Gray’s Chairman, President and CEO. “Combining our company with the excellent Raycom stations and the superb Raycom employees will create a powerhouse local media operation. Together, this new portfolio of leading local media outlets will excel at what they do best, which is to provide the local news that local communities trust, the entertainment and sports content that viewers crave, and the incredible reach that advertisers demand. Indeed, this is a transaction in which there can be no doubt that local community standards will be honored and embraced. We are excited to welcome the dedicated reporters, account executives, and technologists of Raycom to our growing corporate family. On behalf of the Board, our employees, and our investors, I convey our deepest gratitude to Jim Ryan and Kevin Latek for leading our efforts on this momentous, transformative transaction.”

“We are thrilled to be joining Gray Television as we share the same core values of journalistic excellence and community service,” said Pat LaPlatney, Raycom Media’s President and CEO. “Together, we will be a stronger, more impactful force for our audiences, advertisers, and communities. I have tremendous respect for the way Hilton Howell and Gray Television have grown their portfolio with a focus on localism. I look forward to working alongside Hilton and the wonderfully talented people of Gray Television as the combined entities create an even greater opportunity for growth as a leader in the broadcast industry. I also want to extend a special thank you to Paul McTear, Becky Sheffield, Ellenann Yelverton and the entire Raycom team for their tireless efforts on this transaction. ”

Conference Call Information:

Gray and Raycom will host a conference call on Monday, June 25, 2018. The call will begin at 9:00 a.m. Eastern Time. The live dial-in number is 1-855-493-3489 (international number: (720) 405-2158) and the confirmation code is 7358059. The call will stream live and be available for replay at www.gray.tv. Until July 25, 2018, a taped replay of the conference call will be available at 1-855-859-2056 with the confirmation code 7358059.

Advisors:

Wells Fargo Securities, LLC served as financial advisor and Cooley LLP and Jones Day served as legal counsel for Gray. Stonebridge Capital served as financial advisor and Robinson Bradshaw and Covington & Burling served as legal counsel for Raycom.

About Gray:

Gray owns and/or operates over 100 television stations across 57 television markets that collectively broadcast over 200 program streams including over 100 channels affiliated with the CBS Network, the NBC Network, the ABC Network and the FOX Network. Our portfolio includes the number-one and/or number-two ranked television station operations in essentially all of our markets, which collectively cover approximately 10.4 percent of total United States television households. For further information, please visit www.gray.tv.

Gray Contacts:

Website: www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer, 404-266-5512

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-266-8333

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

About Raycom:

Raycom Media, an employee-owned company, is one of the nation’s largest privately-owned local media companies and owns and/or provides services for 65 television stations and 2 radio stations in 44 markets located in 20 states. Raycom Media owns or provides services for stations covering 16% of U.S. television households and employs over 8,300 individuals in full and part-time positions. In addition to television stations, Raycom Media is the parent company of CNHI (community newspapers and information products; over 100 titles located in 23 states), PureCars (digital ad platform for the automotive industry), Raycom Sports (a marketing, production and events management and distribution company), Tupelo Raycom (sports and entertainment production company), RTM Productions (automotive programming production and marketing solutions company) and Broadview Media (a post-production/digital signage company). Raycom Media is headquartered in Montgomery, Alabama.

Raycom Contacts:

Website: www.raycommedia.com

Pat LaPlatney, President and Chief Executive Officer, 334-229-0305

Media Contact:

Nichole Bigley, Edelman

404-395-8810

Nichole.Bigley@edelman.com

Forward-Looking Statements:

This press release contains certain forward looking statements that are based largely on Gray’s current expectations and reflect various estimates and assumptions by Gray. These statements are statements other than those of historical fact, and may be identified by words such as “estimates”, “expect,” “anticipate,” “will,” “implied,” “assume” and similar expressions. Forward looking statements are subject to certain risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in such forward looking statements. Such risks, trends and uncertainties, which in some instances are beyond Gray’s control, include Gray’s inability to complete its pending acquisition of Raycom, on the terms and within the timeframe currently contemplated, any material regulatory or other unexpected requirements in connection therewith, or the inability to achieve expected synergies therefrom on a timely basis or at all, the impact of recently completed transactions, estimates of future retransmission revenue, future expenses and other future events. Gray is subject to additional risks and uncertainties described in Gray’s quarterly and annual reports filed with the Securities and Exchange Commission from time to time, including in the “Risk Factors,” and management’s discussion and analysis of financial condition and results of operations sections contained therein, which reports are made publicly available via its website, www.gray.tv. Any forward-looking statements in this presentation should be evaluated in light of these important risk factors. This presentation reflects management’s views as of the date hereof. Except to the extent required by applicable law, Gray undertakes no obligation to update or revise any information contained in this presentation beyond the published date, whether as a result of new information, future events or otherwise.

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